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                                                                    EXHIBIT 23.1




                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 17, 2001 relating to the consolidated financial statements of Numerical Technologies, Inc., which appears in Numerical Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. In addition, we hereby consent to the use in this Registration Statement on Form S-3 of our report dated January 21, 2000 relating to the financial statements of Transcription Enterprises Limited, which appears in this Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
May 9, 2001